EXHIBIT 10.16 ENGAGEMENT AND CONSULTING AGREEMENT BETWEEN HARRISON DIGICOM AND GCR/HIGHLAND LLC

                  ENGAGEMENT & CONSULTING AGREEMENT
AGREEMENT, made, dated and effective this ninth day of July, 1999, by and between Harrison Digicom, Inc., a Nevada corporation, with offices at 401 Hariton Court, Norfolk, VA 23505, a "Principal" (hereinafter, "HD"), and GCR/Highland LLC, a New York corporation, with offices at 120 North Main Street, Second Floor, Port Chester, NY 10573-4211 (hereinafter, "GCR"); jointly, the "Parties"; their assigns and successors in interest.
WITNESSETH:
THAT, WHEREAS HD desires to engage GCR as a consultant to coordinate and interface between it and Olympic Capital, LLC, a Delaware limited liability company, with offices at 2616 NW 81st Place, Portland, OR 97229, a "Principal" (hereinafter, "OC") relating to medical accounts receivable (hereinafter, "MARS"), with respect to a written contract between HD and OC and to be executed by both Principals, (hereinafter, the "Principals' Agreement"), and GCR desires to be so engaged; and WHEREAS HD desires to confirm GCR as such consultant, entitled to the fees (hereinafter, the "Fees) and other consideration, hereinafter set forth for the services it has performed and continues to perform to bring about the execution of the Principals' Agreement;
NOW, THEREFORE, for and in consideration of the premises, the mutual promises herein contained and the benefits or detriments to the Parties or any of them, as herein set forth; the Parties do hereby contract, covenant and agree as follows:

1)The recitals set forth above are deemed a part of this agreement (hereinafter, the "Agreement").

2)The Principals' Agreement to be executed between HD and OC is therein denominated the "Present Agreement", and when executed, shall be incorporated herein by reference without the necessity of a further agreement or modification of this Agreement.
3)GCR shall receive the Fees, hereinafter described from the fees and other consideration paid to or on behalf of any and all clients and customers, howsoever denominated, which use, directly or indirectly, the services and/or products provided by or through OC.
4)GCR has and shall continue to identify, coordinate and organize the terms of the Principals' Agreement, for the benefit of the Principals. GCR shall consult with the Principals as it deems necessary. GCR may, but is not obligated to, present, supply or meet with clients, customers, lenders or payors to the principals.
5)All receipts from OC clients, payors, lenders and others, due to HD on account of the business done by OC and HD; shall be paid by contract between OC and the clients and/or customers and shall be paid by the clients, customers, payors, lenders or others to a bank Trustee to be designated by OC, prior to the payment of any fees to HD and GCR. The Trustee shall pay over to GCR the Fees required by this Agreement at the same time as payment is made by the Trustee to HD. The fees of the Trustee bank, if any, will be paid by OC.
6)GCR shall be paid ten (10.0%) percent of the fee paid to HD by OC pursuant to the Principals' Agreement or any other agreement between OC, HD or their assigns or successors in interest. Such fee is not subject to any deductions and shall be paid at the same time as payment is made to HD.
7)The Parties agree that GCR has fully performed its obligations pursuant to this Agreement. GCR may identify and/or arrange for the execution of a contract or contracts between HD and other entities (hereinafter, the "Factors") for the sale of HD's accounts receivable at discounted rates (hereinafter, the "Factoring Agreements").
8)GCR shall be paid four (4.0%) percent of the total dollars received by HD upon payment pursuant to any and all Factoring Agreements, payment to GCR to be made at the same time the Factors make payment to HD.
9)Payments to OC by clients, payors, lenders or others shall be made only to the Trustee bank which shall then at the same time as payment is made to HD of its fees, wire transfer GCR's Fees earned pursuant to paragraphs "5"and "6" to GCR by wire transfer to The Chase Manhattan Bank, New York, New York, ABA number 021000021, account number , or pursuant to wire instructions as GCR may thereafter direct. Payment for any fees and other consideration earned by GCR pursuant to paragraphs "7" and "8" of this Agreement shall be made to GCR by wire transfer to The Chase Manhattan Bank, New York, New York, ABA number 021000021, account number .
This paragraph acts as a complete authorization from HD or its assigns or successors in interest, and any Trustee or successor Trustee, to deduct the amount due to GCR pursuant to this Agreement and to wire transfer GCR's fee, without the necessity of any further authorization or documentation from any Party.
10)Each Party shall defend indemnify and hold harmless the other Party and its affiliates, principals, partners, officers, directors, representatives, employees and agents (each individually as an "indemnitee" and collectively as the "indemnities") from any and all loss, liability, claim, damage, cost and expense, including reasonable attorney's fees, suffered or incurred by any indemnitee arising from any claim by a third party (i.e., other than one of the parties hereto) relating to the indemnitee's performance of this Agreement, arising as a result of this Agreement and/or services provided to or for that Party except to the extent such loss, liability, damage cost or expense is the direct result of the indemnitee's negligence or deliberate and willful misconduct. The provisions of this paragraph shall survive the termination or expiration of this Agreement.
11)Each of the Parties agrees for itself and any assignee or successor in interest that it will not directly or indirectly make any contact with, deal with or otherwise be involved in any transactions with, and will keep confidential any and all public or private lending, banking and insurance institutions, trusts, funds, estates, investors, corporations, companies, firms or individuals, lenders or borrowers, buyers or sellers and any other entities introduced by the other Party for a period of five (5) years from the date of this Agreement, or five (5) years from the date of the final payment of any fees due any Party hereby, whichever is later, and such entities and the information pertaining to them is deemed to be the valuable property of the introducing Party. It shall be deemed presumptive that such introduction was made by GCR in any business transaction where the entity or its affiliated companies, employees or principals which was introduced by GCR enters into any contract or agreement or business, agency, brokerage, representative or any other oral or written relationship with HD or OC directly or indirectly and GCR shall receive a fee equivalent to that set by this Agreement in any such other transaction. This Agreement acts as a full and complete authority to such other entities as described in this paragraph to pay or transfer over to GCR this agreed upon fee and other benefits without the necessity that HD or OC execute any other documents or authorizations. Each Party acts in a fiduciary capacity with respect to the other party described in this Agreement, and the introduced Party shall, at all times, make full disclosure to the other party of business dealings between it and any introduced entity. The provisions of this paragraph shall be made a part of any later agreement(s) between the Parties and shall survive the termination or expiration of this Agreement.

12)The Parties agree that GCR shall receive from HD and OC all documents relating to the fees of OC, HD or GCR and at the same time as such documents are provided to or by HD or OC.
13)Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including any applications for counsel fees or for injunctive relief, or any controversy or claim against the individual signatories or officers or directors of the Parties, shall be submitted for and settled by arbitration before the American Arbitration Association, New York, New York (hereinafter, the "AAA"), under the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered in arbitration may be entered in any court having jurisdiction thereof, and no jurisdiction shall exist in any other court, tribunal, forum or agency except to confirm any award as a judgment.

14)The term of this Agreement (hereinafter, the "Term") is from the date of the execution of this Agreement through and inclusive of the Term of the Principals' Agreement and any extension or renewal of the term of the Principals' Agreement, howsoever denominated, or any further agreement between the Principals.
15)Each of the Parties represents to the other that it is a corporation, a limited liability company or other legal entity in good standing, has the power to enter into this Agreement by the signatory and is not in conflict with any other agreement or decree of any court, tribunal or arbitrator. This Agreement supersedes any prior written or oral agreement or proposed agreement, between the Parties as to its subject matter, and may be modified only in writing signed by the parties.
16)This Agreement shall be deemed valid and binding when each page has been signed or initialed by the Parties and faxed copies of this Agreement have been received by both Parties. One original of this Agreement, signed by HD, and one original of this Agreement, signed by GCR, shall be forwarded to each Party by the other Party by overnight delivery.
17)Both of the signatories to this Agreement are independent entities and neither is an employee, agent or servant of the other. Each shall pay its own taxes and pay its own staff.
18)If any provision of this Agreement is found, by competent authority, to be illegal or unenforceable, such provision shall be severed from this Agreement and this Agreement shall continue in full force and effect.
19)Any breach of this Agreement may be cured within thirty (30) days of the date of the breach, without liability on the part of the Party that has breached this Agreement.
20)This Agreement is the entire agreement between the Parties respecting its subject matter. Any change, amendment or emendation, to be effective, shall be in writing and executed by each of the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement, the date first above set forth.

GCR/HIGHLAND LLC          HARRISON DIGICOM, INC.

/S/ LOUIS D. GARCIA       /s/John W. Bush
Louis D. Garcia           John W. Bush
Senior Managing Director  President & CEO